Exhibit 10.123

O F F I C E   L E A S E

THIS AGREEMENT is made as of the 21st day of February, 2019, between TGC MS PHASE I NORTH LLC, a Florida limited liability company, hereinafter called “Lessor”, and LA ROSA REALTY GROUP, LLC, a Florida limited liability company, hereinafter called “Lessee”.

A R T I C L E   I

DEMISE, TERM

Section 1.0 - Demise; Term:

Lessor, in consideration of the agreement of Lessee herein contained, hereby leases and demises to Lessee an agreed 1,234 square feet of rentable office space on the 1st floor with assigned suite number 105 (hereafter, “the Premises”) in the Laurel Court office building located at 15500 New Barn Road, Miami Lakes, Miami-Dade County, Florida, 33014 (hereafter, the “Building”), for a term beginning on June 1, 2019, continuing for five (5) years, ending May 31, 2024 (hereafter, the “Term”) reserving to Lessor the rental hereinafter set forth in this lease, (the “Lease”), to be upon all of the terms and conditions herein contained.

A R T I C L E   II

LESSEE’S COVENANTS

Lessee hereby covenants with Lessor as follows:

Section 2.0 - Rent:

(A) Rent shall be paid in advance on or before the first day of each month, together with applicable tax thereon as follows:

PERIOD	MONTHLY RENT	TAX*	TOTAL

June 1, 2019 through May 31, 2020	$1,810.00	$121.27	$1,931.27
June 1, 2020 through May 31, 2021	$1,900.50	$127.33	$2,027.83
June 1, 2021 through May 31, 2022	$1,995.53	$133.70	$2,129.23
June 1, 2022 through May 31, 2023	$2,095.30	$140.39	$2,235.69
June 1, 2023 through May 31, 2024	$2,200.07	$147.40	$2,347.47

*	All sales, use, or similar taxes now or hereinafter imposed on the payment of rent by Lessee, whether federal, state, or local, which is currently 6.7%.

(B) Lessee acknowledges that late payments or returned checks by Lessee to Lessor of rent will cause Lessor to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such costs include, without limitation, processing and accounting charges and late charges or handling charges that may be imposed on Lessor for late payment of obligations paid out of the cash flow from Lessee. Therefore, if any installment of rent or other required payment due from Lessee is not received by Lessor when due or is paid by a check which is returned, Lessee shall pay to Lessor an additional sum of five percent (5%) of the then current minimum monthly rent plus all applicable sales tax as a late or returned check charge. In the case of a late payment and a returned check, the amount charged will be for both the late payment and the returned check (i.e., a double charge equaling a total of 10%). The parties agree that this late payment and returned check charge represents a fair and reasonable estimate of the costs that Lessor will incur. Acceptance of a late charge or returned check charge shall not constitute a waiver of Lessee’s default with respect to the overdue amount or prevent Lessor from exercising any of the other rights and remedies available to Lessor. All amounts owing by Lessee under this Lease shall be deemed to be rent or additional rent, and if payment of the same are past due, interest on the amounts owing shall be due at the rate of eighteen percent (18%) per annum. Lessee shall pay all sales, use or similar taxes now or hereinafter imposed on the payment of rent by Lessee, whether federal, state or local, which is currently 6.7%.

February 14, 2019

Section 2.1 - Security Deposit:

Upon execution of this Lease, the parties acknowledge that Lessee has deposited with Lessor the sum of TEN THOUSAND AND NO/100 U.S. DOLLARS ($10,000.00), paid by check, subject to collection, as a security deposit to guarantee the performance of all of Lessee’s covenants contained herein. The security deposit shall be returned to Lessee thirty (30) days after the expiration of this Lease (or any renewal or extension of the Term) or its prior termination through no fault of Lessee, provided that all sums lawfully due Lessor under the Lease have been paid and that Lessee has fully performed its obligations under the Lease. In the event of an assignment of this Lease by Lessee, Lessee authorizes and directs Lessor to pay the balance of said security deposit to such assignee or subsequent assignee. In the event said security deposit, or any portion thereof, is spent by Lessor in order to satisfy any obligation of Lessee or assigns hereunder, then Lessee or assigns shall upon notice from Lessor immediately deposit a sufficient amount with Lessor to replenish the amount spent. The security deposit shall not be used by Lessee, in whole or part, for the final month’s rent.

Section 2.2 - Rent Payment:

Lessee shall pay the rent herein reserved, in advance and without set-off, deduction or demand, promptly upon the days the same becomes due and payable, to Lessor at 6843 Main Street, Miami Lakes, Florida, 33014, or at such address as may from time to time be designated by Lessor.

Section 2.3 - Use:

Lessee, its successors and assigns, shall use the Premises exclusively for the purpose of operating a residential real estate sales office, and the parking lot for employee and customer parking in connection therewith, and for no other use without the prior written consent of Lessor. Outside storage, including without limitation, storage of trucks and other vehicles is prohibited without Lessor’s prior written consent.

Section 2.4 - Assignment, Subletting:

(A) Lessee shall not sublet the Premises or any part thereof or assign any interest in this Lease (whether by sale of assets, merger, consolidation or otherwise, or by sale or disposition of control or ownership) without first having obtained the written consent of Lessor. Lessor hereby consents to the assignment of this Lease to a wholly owned subsidiary or parent of the original Lessee with the exception that Lessee shall not have the right to sublease or assign all or any part of the Premises to organizations conducting their primary business in retail sales, food services, or health care, but no such assignment shall relieve the Assignor of any liability hereunder. Notwithstanding anything contained in this Lease to the contrary, Lessor shall not be obligated to entertain or consider any request by Lessee to consent to any proposed sublease or assignment of the Premises unless each request by Lessee is accompanied by a nonrefundable fee payable to Lessor in the amount of $250.00 to cover Lessor’s administrative, legal, and other costs and expenses incurred in processing each of Lessee’s requests. Neither Lessee’s payment nor Lessor’s acceptance of the foregoing fee shall be construed to impose any obligation whatsoever upon Lessor to consent to any of Lessee’s requests.

(B) Lessor shall have the right of first refusal to repossess the space to be subleased or assigned. In the case of such repossession by Lessor, this Lease shall terminate on that date of repossession and shall then be null and void and of no further force or effect, and neither Lessor nor Lessee shall have any further obligation or liability hereunder except as provided in Sections 4.20, 4.21, and 4.30 of this Lease as the Lease applies to space vacated. This Lease shall remain in effect on any space not repossessed by Lessor.

(C) Should Lessor not exercise its right of first refusal to repossess the Premises, Lessee shall be free to sublet such space to any third party with the exception of the aforementioned, subject to the following conditions:

(1) In no event shall more than two tenants be allowed to occupy said Premises (Tenant and one subtenant or two subtenants).

(2) Any subtenancy shall be for not more than one day less than the remaining term of the original Lease.

(3) No sublease shall be valid and no sublessee shall take possession of the Premises subleased until an executed counterpart of such sublease has been delivered to Lessor.

(4) No sublessee shall have a right to further to sublet; and

(5) Any sums or other economic consideration received directly or indirectly by Lessee or any other entity related to or affiliated with Lessee, as a result of such subletting (except rental or other payments received which are attributable to the amortization of the cost of leasehold improvements, other than building standard tenant improvements made to the sublet portion of the Premises by Lessor), whether denominated rentals under the sublease or otherwise, which exceed, in the aggregate, the total sums which Lessee is obligated (allocable to that portion of the Premises subject to such sublease) shall be payable to Lessor as additional rent under this Lease without affecting or reducing any other obligation of Lessee hereunder. In no event shall Lessee sublease the Premises and charge less rent per month than stipulated in this Lease.

February 14, 2019

(6) Notwithstanding anything contained in this Lease or any Addendum attached hereto, or otherwise, no sublessee shall have any rights as to building identification without the prior written consent of Lessor. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any sublessee on any part of the outside or inside of the Premises or Building without the prior written consent of Lessor. In the event of the violation of the foregoing, Lessor may, at its sole option, treat such violation as an event of default hereunder. In addition, Lessor may remove such lettering without any liability and may charge the expense incurred by such removal to the Lessee and/or sublessee. The prior approval of all lettering must be obtained by sublessee from Lessor.

(7) Regardless of Lessor’s consent, no subletting or assignment shall release Lessee from Lessee’s obligations hereunder; nor shall it alter the primary liability of Lessee to pay the rental and to perform all other obligations to be performed by Lessee hereunder. The acceptance of rental by Lessor from any other person shall not be deemed to be a waiver by Lessor of any provision hereof. In the event of default by any assignee of Lessee or any successor of Lessee in the performance of any of the terms hereof, Lessor may proceed directly against Lessee without the necessity of exhausting remedies against such assignee or successor.

(8) Lessee shall be expressly prohibited from subleasing to any sublessee or from assigning to any party whose intended business use is other than that described in Section 2.3 herein unless otherwise approved by Lessor in writing.

(9) In no event shall any amendment to the sublease, whether or not Lessor shall approve same, affect or modify or be deemed to affect or modify the Lease in any respect.

(10) In no event shall Lessor be deemed to be in privity of contract with sublessee or owe any obligation or duty to sublessee under the Lease or otherwise. Any duties of Lessor under the Lease or required by law being in favor of or for the benefit of Lessee are enforceable solely by Lessee.

Section 2.5 - Surrender/Hold Over:

(A) Upon the expiration of the Term of this Lease, Lessee will, without demand, quietly and peacefully deliver possession of the Premises (including any improvements that may be made by Lessee) to Lessor in as good condition as when received, ordinary wear and tear only excepted. Lessee agrees that, if Lessee does not surrender to Lessor said Premises at the end of the Term of this Lease, or upon any cancellation of the Term of this Lease, then Lessee will pay to Lessor all damages Lessor may suffer on account of Lessee’s failure to so surrender to Lessor possession of said Premises, and will indemnify Lessor on account of delay caused Lessor in delivering possession of said Premises to any succeeding tenant so far as such delay is occasioned by failure of Lessee to so surrender said Premises. Lessee will pay to Lessor all damages including, but not limited to, loss of profits.

(B) Any holding over after the expiration of the Term hereof, with the consent of Lessor, shall be construed to be a tenancy from month to month at a rental rate to be determined and provided for in the written consent document and shall otherwise be on the terms and conditions herein specified, so far as is applicable. This consent must be in writing. In the absence of any written agreement to the contrary, if Lessee, or any assignee or sublessee shall remain in occupancy after the expiration of the Lease Term, it shall so remain as a Lessee at Sufferance from month-to-month and all provisions of this Lease applicable to such tenancy shall remain in full force and effect, except that Lessee shall pay rent at the maximum allowable by Florida Statutes. Acceptance by the Lessor of any Rent after termination shall not constitute a renewal of this Lease or a consent to such hold over occupancy nor shall it waive the Lessor’s right of re-entry or any other right contained in this Lease or provided by law. Holding over for any partial month will require Lessee to pay the full monthly rental payment.

Section 2.6 - Floor Loads:

Lessee will not overload the floors nor install any heavy business machines or any heavy equipment of any kind in excess of fifty pounds per square foot on the second or third floors. All heavy business machines or heavy equipment to be moved into the Premises will be done only with the prior written approval of Lessor, which consent will not be unreasonably withheld, but which may be conditioned upon moving by skilled licensed handlers and installation and maintenance at Lessee’s expense of special reinforcing and settings adequate to absorb and prevent noise and vibration.

February 14, 2019

Section 2.7 - Alterations, Additions, Improvements:

(A) Lessee shall commit or permit no waste 01· injury to the Premises, and Lessee shall not make any alterations, additions, or improvements, inside or outside, including, without limitation, any holes in or penetrations of the roof, without the prior written consent of Lessor. At least fifteen (15) days’ notice in writing must be given Lessor before Lessee desires to make any such alterations, additions or improvements.

(B) All additions or improvements, except only office furniture and fixtures which shall be readily removable without injury to the Premises, shall be and remain a part of the Premises at the expiration of this Lease.

(C) Lessee shall not be permitted to install any type of wall covering on an exterior Building wall.

Section 2.8 - Lessee’s Compliance:

Lessee will not use or permit the Premises to be used for any illegal, immoral or improper purposes, and Lessee will execute and comply with, at Lessee’s own cost and expense, all laws, rules, orders, ordinances and regulations now in force or at any time issued, applicable to the Premises or to Lessee’s occupancy thereof, by the Local, State and Federal governments and of each and every department, bureau and official thereof, and with any fire underwriting requirements of any insurance company. Lessee shall not advertise or permit any advertising which, in Lessor’s opinion, tends to injure the reputation of the Building or impair its desirability as an office building for the location of financial institutions, insurance companies, and other businesses of like nature; and upon written notice from Lessor, Lessee shall refrain from or discontinue any such advertising. Lessee’s use and occupancy of the Premises must be carried out so as not to cause or permit any loud or unreasonable noises or unreasonable disturbances to emanate therefrom, and so as not to disturb, annoy or otherwise interfere with the use and enjoyment of other spaces and public spaces by tenants and visitors. Lessee shall not permit any refuse, debris or rubbish to be placed in the halls or public spaces in the Building and shall not allow the same to collect or accumulate in the Premises.

Section 2.9 - Liability:

Lessee agrees to indemnify and save Lessor harmless from, and Lessor shall not be liable for, any damage, loss or injury to any person or property throughout the Term of this Lease and any extension or renewal thereof, including any damage or injury (i) occasioned by or resulting from the breakage, leakage or obstruction of the water, gas or sewer pipes or of the roof or rain ducts, or any fire sprinkler or other quenching system, or other leakage or overflow or otherwise, in or about the Premises, (ii) arising or resulting from any carelessness, negligence, improper conduct on the part of Lessee or Lessee’s employees, subtenants (if any), agents, guests or invitees on, in, or about the Premises, (iii) arising or resulting from the use of the Premises during the term of this Lease, or (iv) suffered on, in or about the Premises by reason of any present, future, latent or other defects to the form, character, structure or condition of Premises or any part or portion thereof, or by reason of water, rain, fire, storms or accidents; and the rent shall not be diminished or withheld by reason or on account of any such loss or damage. The provisions of this section shall survive expiration or termination of this Lease.

Section 2.10 - Right to Entry:

Lessee shall permit Lessor and Lessor’s representative and independent contractors at any time during usual business hours and without interfering with Lessee’s business operations (unless an emergency exists, Lessee is in default or Lessor reasonably anticipates that a default is imminent, in which case time of entry is unrestricted), to enter the Premises for the purpose of inspections necessary for the safety, comfort or preservation of the Building of which the Premises are a part or for the removal of alterations or additions not in conformity with the Lease. Since certain pipes, conduits, ducts and utilities (“Conduits”) pass through Lessee’s space and are supported by the overhead structure, Lessor will have the right of access to these Conduits at any time which does not unreasonably interfere with Lessee’s business operations. Lessor shall have the right to exhibit the property for sale, lease, appraisal or mortgage and to post and keep upon the Premises a “For Rent” sign at any time within ninety (90) days before the expiration of the Lease.

Section 2.11 -Attorneys’ Fees:

Lessee shall pay all and singular costs, charges and expenses, including attorney’s and legal assistant’s fees (including those in connection with any appeal) reasonably incurred or paid at any time by Lessor, because of the failure on the part of Lessee to comply with and abide by each and every of the stipulations, agreements, covenants and conditions of this Lease.

February 14, 2019

Section 2.12 - Waiver:

The failure of Lessor to insist in any one or more instances upon the strict performance of any one or more of the covenants, terms and agreements of this Lease, shall not be construed as a waiver of such covenants, terms or agreements, but the same shall continue in full force and effect, and no waiver by Lessor of any of the provisions hereof shall in any event be deemed to have been made (by acceptance of rent or otherwise) unless the same be expressed in writing, signed by Lessor, and all remedies provided for by the terms of this Lease shall be cumulative.

Section 2.13 - Condition of Premises:

Lessee shall at all times keep the interior of the Premises in a clean, orderly and tenantable condition befitting a first-class office building. Lessee shall not bring any furniture or fixtures into the Premises that contain termites and other wood destroying insects.

Section 2.14 - Liability Insurance:

Lessee shall maintain at its own expense throughout the Term of this Lease Commercial General Liability Insurance for personal injury and property damage to protect both Lessor and Lessee against damage, costs and attorneys’ fees arising out of accidents of any kind occurring on or about the Premises. Said liability insurance shall be written by a company or companies acceptable to Lessor naming Lessor an additional insured and will have liability limits of not less than $3,000,000.00 combined single limit for bodily injury and property damage. A certificate showing such insurance in force shall be delivered to Lessor prior to commencement of the Lease Term, and such certificate shall be maintained with Lessor throughout the Term of this Lease. The certificate shall require thirty (30) days written notice from the insurer to Lessor of any cancellation or reduction in coverage.

Section 2.15 - Statement by Lessee (Estoppel Certificate):

From time to time upon ten (10) days’ prior written notice, Lessee and each subtenant, assignee or occupant of Lessee shall execute, acknowledge and deliver to Lessor and any designee of Lessor a written statement certifying: (a) that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and stating the modifications); (b) the dates to which rent and any other charges have been paid; (c) that Lessor is not in default in the performance of any obligation (or specifying the nature of any default); (d) the address to which notices are to be sent; (e) that this Lease is subject and subordinate to all Mortgages; (f) that Lessee has accepted the Premises and all work thereto has been completed (or specifying the incomplete work); and (g) such other matters as Lessor may request. Any such statement may be relied upon by any owner of the Property, any prospective purchaser thereof, the holder or prospective holder of a Mortgage or any other person or entity. In the event Lessee fails or refuses to deliver any such certificate within said 10-day period, in addition to all other rights and remedies available under this Lease, at law or in equity upon a default by Lessee under this Lease: (i) Lessee hereby appoints Lessor as attorney-in-fact for Lessee with full power and authority to execute and deliver in the name of Lessee any such certificate, and (ii) Lessee shall be deemed to have accepted, agreed to and certified to, each of the statements set forth in any such certificate.

Section 2.16 - Security Interest:

Lessee hereby pledges, assigns and gives a security interest to Lessor in all the furniture, fixtures, goods and chattels of Lessee, which shall or may be brought or put on the Premises as security for the payment of the rent herein reserved, and Lessee agrees that the said lien may be enforced by distress, foreclosure, or otherwise, under the Florida Uniform Commercial Code at the election of the said Lessor.

Section 2.17 - Damage to Premises:

Lessee shall make good to Lessor immediately upon demand any damage to the plumbing, electrical wiring, lights, glass, walls, doors, floors, carpets (if any) or any fixture, appliances or appurtenances of the Premises, or of the Building, caused by any act or neglect of Lessee, or of any person or persons in the employ or under the control of Lessee.

Section 2.18 - Waiver of Right of Redemption:

Lessee hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Lessee’s being evicted or dispossessed for any cause, or in the event of Lessor’s obtaining possession of the Premises, by reason of the violation by Lessee of any of the covenants or conditions of this Lease, or otherwise. Lessor expressly reserves the right to hold Lessee in strict default, and Lessee has no right to cure except as provided by statutory law.

February 14, 2019

Section 2.19 - Waste Disposal System:

At all times during the Term of this Lease and any renewals thereof, Lessee at its own cost and expense, shall comply with all requirements of the Miami Dade Water and Sewer Authority, or its successor, regulating the type and quality of waste that may be discharged into the sanitary sewers serving the Premises, including, without limitation, the installation of any alternative waste disposal or pretreatment system that may from time to time be designated by said authority. Lessee hereby agrees to indemnify and hold Lessor harmless from and against any and all claims, costs, liabilities, damages, fines, fees or other expenses whatsoever, (including reasonable attorneys’ fees and appellate attorneys’ fees and legal assistants’ fees and court costs) arising from or growing out of Lessee’s failure to comply with any such requirements. Any alternative waste disposal or pretreatment system shall immediately become and remain part of the real estate and property of Lessor. Lessor shall have the right from time to time to order such tests as it may determine to be necessary to detect and analyze the waste and effluent being discharged into the waste collection and pretreatment system for the Premises.

A R T I C L E   III

LESSOR’S COVENANTS

Lessor hereby covenants with Lessee as follows:

Section 3.0 - Building Services and Utilities:

(A) Lessor agrees to furnish Lessee, while Lessee is occupying the Premises and during such times as Lessee is not in default, the following, subject to the terms of this Lease including those pertaining to operating expenses:

(1) Water; cold and refrigerated, at those points of supply provided for the use of tenants in the Building.

(2) Heat and refrigerated air conditioning at such temperatures and in such amounts as are considered by Lessor to be standard shall be provided by Lessor from 8:00 a.m. to 6:00 p.m., Monday through Friday, and upon Lessee’s request shall be provided from 8:00 a.m. to 1:00 p.m. on Saturday. Heat and refrigerated air conditioning shall not, however, be provided by Lessor·on holidays, i.e., New Year’s Day, July 4, Memorial Day, Labor Day (observed), Thanksgiving Day, Christmas Day. Such service on holidays and at other times not specified above shall be furnished only at the request of Lessee, who shall request such service at least 24 hours in advance and who shall bear the entire cost thereof. Lessor agrees, however, that the temperatures and amounts of such heat or refrigerated air conditioning shall be consistent with the temperatures and amounts which are customarily furnished to tenants of other suburban office buildings in Miami-Dade County, Florida. Whenever machines or equipment that generate abnormal heat are used in the Premises which affect the temperature otherwise maintained by the air conditioning system, Lessor shall have the right to install supplemental air conditioning to cool the Premises and the cost thereof, including the cost of installation, operation, use and maintenance, and replacement, if necessary, shall be paid by Lessee to Lessor as Additional Rent on demand.

(3) Elevator service in common with other tenants for ingress to and egress from the Premises during normal business hours as stipulated in Section 3.0 (a) (2).

(4) Janitorial cleaning services as may in the judgment of Lessor be reasonably required.

(5) Electricity for lighting and other normal business uses in the Premises as mentioned in Section 3.0 (A) (2).

(6) Electric lighting for public areas and service areas of the Building as may in the judgment of Lessor be reasonably required.

(B) Failure to any extent to furnish or any stoppage of these defined services (“Interruption of Service”) resulting from any cause whatsoever shall not render Lessor liable in any respect to any person, property or business, nor be construed as an eviction of Lessee or work an abatement of rent, nor relieve Lessee from fulfillment of any covenant or agreement hereof. Lessor reserves the right, without any liability to Lessee and without being in breach of any covenant of this Lease, to effect an Interruption of Service, as may be required by this Lease or by law, or as Lessor in good faith deems advisable, whenever and for so long as may be necessary, to make repairs, alterations, upgrades, changes, or for any other reason, to the Building’s systems serving the Premises, or any other services required of Lessor under this Lease. In each instance, Lessor shall exercise reasonable diligence to eliminate the cause of the Interruption of Service, if resulting from conditions within the Building, and to conclude the Interruption of Service. Lessor shall give Lessee notice, when practicable, of the commencement and anticipated duration of such Interruption of Service. The occurrence of an Interruption of Service shall not constitute an actual or constructive eviction of Lessee, in whole or in part, entitle Lessee to any abatement or diminution of Rent, Additional Rent, or any other costs due from Lessee pursuant to this Lease, relieve or release Lessee from any of its obligations under this Lease, or entitle Lessee to terminate this Lease.

February 14, 2019

(C) Lessor may charge Lessee such amounts as Lessor’s engineer may determine adequate for lighting and heat or air conditioning requested by Lessee for periods other than when provided by Lessor. Lessee shall request such lighting and heat or air conditioning service at least 24 hours in advance. Charges for additional lighting and heat or air conditioning may be for providing such service to the entire floor on which Lessee’s Premises are located.

(D) No electrical current shall be used except that furnished or approved by Lessor, nor shall electric cable or wire be brought into the Premises, except upon the written consent of Lessor. Lessee shall use only office machines and equipment that operate on the Building’s standard electric circuits, but which in no event shall overload the Building’s standard electric circuits from which Lessee obtains electric current. Any consumption of electric current in excess of that considered by Lessor to be usual, normal and customary for all tenants, or which requires special circuits or equipment (the installation of which shall be at Lessee’s expense and subject to approval in writing by Lessor), shall be paid for by Lessee as Additional Rent to Lessor upon demand in an amount determined by Lessor, based upon Lessor’s estimated cost of such excess electric current consumption or based upon the actual cost thereof if such excess electric current consumption is separately metered. Lessee will not, without written consent of Lessor, use any apparatus or device in the Premises, including, but without limitation thereto, electronic data processing machines, punch card machines, and machines using in excess of 120 volts, which will increase the amount of electricity usually furnished or supplied for the use of the Premises as general office space; nor connect with electric current except through existing electrical outlets in the Premises, any apparatus or device, for the purpose of using electric current. If Lessee shall require water or electric current in excess of that usually furnished or supplied for the use of the Premises as general office space, Lessee shall first procure the written consent of Lessor, which Lessor may refuse, to the use thereof and Lessor may cause a water meter or electrical current meter to be installed in the Premises, so as to measure the amount of water and electric current consumed for any such use. The cost of any such meters and of installation, maintenance and repair thereof shall be paid for by Lessor, and Lessee agrees to pay to Lessor promptly upon demand therefor by Lessor for all such water and electric current consumed as shown by said meters, at the rates charged for such services by the local public utility furnishing the same, plus any additional expense incurred in keeping account of the water and electric current so consumed. If a separate meter is not installed, such excess cost for such water and electric current will be established by an estimate made by a utility company or electrical engineer.

Section 3.1 - Maintenance and Repairs by Lessor:

(A) Lessor shall not be called upon and shall have no obligation to undertake the making of any repairs, improvements or alterations whatsoever to the Premises except that during the term of this Lease, Lessor shall use its reasonable efforts to maintain the exterior walls, windows and exterior doors in good repair, and to keep the roof of the Building water tight which costs shall be part of Operating Expenses; provided that Lessor shall not be liable for or required to make any repairs, or perform any maintenance, to or upon the Premises which are required by, related to or which arise out of negligence, fault, misfeasance or malfeasance of and by Lessee, its employees, agents, invitees, licensees or customers, in which event Lessee shall be responsible therefor.

(B) Lessor’s liability with respect to any defects, repairs or maintenance for which Lessor is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance or the curing of such defect.

(C) Lessee shall provide Lessor with at least fifteen (15) days written notice (except in the case of an emergency in which case notice must be reasonable under the circumstances) of needed repairs and Lessor shall have a reasonable time thereafter to cause work on said repairs to be commenced, and once commenced, said work shall be continued and completed with reasonable dispatch provided that Lessor shall not be liable for failure to complete such repairs by reason of Force Majeure.

(D) Lessor shall not be responsible for repair or replacement of upgraded interior light fixtures or bulbs.

Section 3.2 - Quiet Enjoyment:

Subject to the terms and conditions of this Lease, Lessee may quietly hold and occupy the Premises without any interruption by Lessor or persons claiming through or under Lessor, so long as the Lessee is not in default under this Lease.

February 14, 2019

A R T I C L E   IV

MUTUAL COVENANTS

It is mutually covenanted and agreed as follows:

Section 4.0 - Waiver of Subrogation:

Lessor and Lessee each waive any claim. against the other for property damage to the extent that such claim is covered by valid and collectible property insurance carried for the benefit of the party entitled to make such claim; on condition, further, that this waiver shall not apply if the policy of such insurance would be invalidated by the operation of said waiver.

Section 4.1 - Mechanics’ Liens:

Lessee shall not permit or perform any act, nor is Lessee authorized to make any contract which may create or be the foundation for any lien or other encumbrance upon any interest of Lessor or any ground lessor or underlying lessor in any portion of the Building. If, because of any act or omission (or alleged act or omission) of Lessee, any mechanic’s or other lien, charge or order for the payment of money or other encumbrance shall be filed against Lessor and/or any ground lessor or underlying lessor and/or any mortgagee and/or any portion of the Building (whether or not such lien, charge, order or encumbrance is valid or enforceable as such), Lessee shall, at its own cost and expense, cause the same to be discharged of record, bonded or transferred to other security as provided by Florida Statutes so as to free title to the Premises of any alleged claim of lien within ten (10) days after notice to Lessee of the filing thereof. Lessee shall indemnify and save harmless Lessor, all ground lessor(s) and underlying lessor(s) and all mortgagees against and from all costs, liabilities, suits, penalties, claims and demands, including reasonable counsel fees and appellate counsel and legal assistant fees resulting therefrom. In the event Lessee fails to comply with the foregoing provisions of this section, Lessor shall have the option of discharging or bonding any such lien, charge, order or encumbrance, by payment or otherwise, and Lessee agrees to reimburse Lessor for all costs, expenses and other sums of money in connection therewith (as Additional Rent) with interest at the rate of eighteen percent (18%) per annum promptly upon demand. All laborers, mechanics, and materialmen may be put on notice of the provisions of this Section by the recordation, at Lessor’s option, of a memorandum of this Lease in Miami-Dade County public records, and Lessee shall execute and acknowledge such a memorandum if requested.

Section 4.2 - Notices:

Any notice required or permitted under this Lease shall be in writing and shall be deemed given if delivered to Lessor at the place designated for the payment of rent, if such notice is to Lessor, and if delivered to the Premises, if such notice is to Lessee.

Section 4.3 - Removal of Fixtures:

Lessee shall have the right to install office furniture, office fixtures and equipment necessary or convenient to the use permitted under this Lease, all of which shall remain the property of Lessee and which may be removed by Lessee at the end of the Lease Term provided that Lessee is not then in default. However, if any damage results to the Premises by reason of installation or removal of such office furniture, office fixtures and equipment, Lessee shall repair the same at its own expense prior to the expiration of the Lease Term and immediately upon quitting the Premises. In the event that Lessor consents as required under Section 2.7 to any alterations, additions and improvements to the Premises, then all such alterations, additions and improvements shall immediately become and remain part of the real estate and the property of Lessor, or else shall be removed by Lessee and the Premises restored, as Lessor may elect.

Section 4.4 - Force Majeure:

The term “Force Majeure” as used in this Lease shall include acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, terrorism or bioterrorism, blockades, riots, acts of armed forces, epidemics, delays by carriers, inability to obtain materials, acts of public authorities and any other causes, whether or not enumerated in this Section, which causes are beyond the control of the party required to perform.

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Section 4.5 - Hazard Insurance:

Lessor shall carry property insurance on the Premises and the Building. Such insurance may be effected by a blanket policy or policies of insurance. Should Lessee engage in any activity which causes an increase in the property cost to Lessor, Lessee will pay the cost of said increase to Lessor within thirty (30) days after demand in addition to the reimbursement to Lessor for Lessee’s Share of the cost of insurance as provided in Section 4.20. Lessor reserves the right at any time and from time to time to change the insurance company, and such change will not relieve Lessee of any obligation under this Section. Lessee shall provide its own insurance against any damage to Lessee’s fixtures, equipment or other personal property of Lessee or any other party, and against water damage, vandalism, malicious mischief, or any other cause. Lessor shall have no responsibility for such insurance. Notwithstanding anything herein to the contrary, Lessor shall have no liability of any nature for property damage to Lessee’s or any other parties’ personal property or fixtures arising from any cause whatsoever including, but not limited to, theft, vandalism, or casualty.

Section 4.6 - Charges for Service:

Any charges against Lessee by Lessor for services or for work done on the Premises by order of Lessee or otherwise accruing under this Lease shall be considered as rent due and shall be included in any lien for rent due and unpaid.

Section 4.7 - Delay of Possession:

(A) If Lessor is unable to give possession of the Premises on the date of the commencement of the aforesaid term because Lessor is performing or is delayed in performing work to ready the Premises for Lessee’s occupancy or for any other reason or combination of reasons which are not caused by Lessee, an abatement of the rent to be paid hereunder shall be allowed Lessee under such circumstances, and the Term of the Lease shall be extended by the amount of the delay. Said abatement in the rent shall be the full extent of Lessor’s liability to Lessee for any loss or damage to Lessee on account of said delay in obtaining possession of the Premises. Lessor shall not be liable for any damages related to Loss of Profits.

(B) If the delay of possession is caused by acts of Lessee, then there shall be no delay of the commencement of the Term or abatement of rent for the period which can reasonably be determined to be caused by Lessee’s acts or failure to act.

(C) If Lessor is unable to give possession of the Premises to Lessee within one hundred twenty (120) days after the commencement of the term of this Lease, then Lessee shall have the right to cancel this Lease upon written notice thereof delivered to Lessor within ten (10) days after the lapse of said one hundred twenty (120) day period, and upon such cancellation, Lessor and Lessee shall each be released and discharged from all liability under this Lease. Failure by Lessee to take possession of the Premises on the date of commencement of the aforesaid term, or as soon thereafter as possession is offered by Lessor, shall constitute a default by Lessee entitling Lessor to all of the remedies provided in case of default.

Section 4.8 - Casualty Loss:

If the Premises (or a portion thereof) are rendered untenantable by reason of fire, bad weather, an act of war, terrorism, or bioterrorism, or other casualty loss, the rent or a just proportion thereof shall abate while untenantable. Lessor, in such case, shall have the option either to continue this Lease in effect, in which event Lessor shall cause the Premises to be repaired (except as to any improvements made by Lessee) within six (6) months after the date of the loss (subject to the delay caused by any Force Majeure affecting the work), or to cancel this Lease as of the date of the loss. Lessor shall notify Lessee after a loss as to which option Lessor elects. Should Lessor elect to repair the Premises, Lessee shall repair and/or restore any damaged improvements made by Lessee to the Premises.

Section 4.9 - Condemnation:

In the event that the Premises or any part thereof are taken for any public or quasi-public use by condemnation or by right of eminent domain, or purchase in avoidance or settlement of a condemnation or eminent domain proceeding, Lessor and Lessee agree as follows:

(A) If all of the Premises or such a part of the Premises are taken so as to render the Premises unsuitable for the business of Lessee, then this Lease shall be cancelled, and rent shall abate as of the date of taking.

(B) In the event of a partial taking which does not render the Premises unsuitable for the business of Lessee, a fair and just proportion of the rent shall abate as of the date of taking, and Lessor shall have the option either to continue this Lease (in which event Lessor shall proceed to repair the damage to the Premises caused by such partial taking), or to cancel this Lease as of the date of taking, with rent abating as of that date. Lessor shall notify Lessee after a taking as to which option Lessor elects. Lessor shall not be liable to Lessee in the event any Force Majeure delays completion of repairs.

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(C) Lessee shall have no right to any apportionment of or share in any condemnation award or judgment for damages made for the taking of any part of the Premises or the Building, but may seek its own award for loss of or damage to Lessee’s business or its property resulting from such taking, provided that such an award to Lessee does not in any way diminish the award payable to Lessor on account of such taking.

Section 4.10 - Default:

If any one or more of the following events (herein sometimes called “events of default”) shall happen:

(A) if default shall occur in the payment of any rents herein reserved upon the date the same become due and payable and such default continues for a period of three (3) days after written notice thereof from Lessor to Lessee; or

(B) if default shall be made by Lessee in the performance of or compliance with any of the covenants, agreements, terms or conditions contained in this Lease other than those referred to in the foregoing subsection (a) and such default shall continue for a period of seven (7) days after written notice thereof from Lessor to Lessee.

(C) if Lessee shall: (i) generally not pay its debts as they come due, (ii) admit in writing its inability to pay its debts, (iii) make a general assignment for the benefit of creditors, (iv) commence any case, proceeding or other action, seeking any reorganization, arrangement, composition, adjustment, liquidation, wage earner’s plan, dissolution or similar relief under the present or any future law relating to bankruptcy, insolvency, reorganization, or relief of debtors, (v) seek or consent to or acquiesce in the appointment of any trustee, receiver, custodian, or other similar official for Lessee or for all or any substantial part of Lessee’s assets or of the demised property, or (vi) take any corporate action to authorize any of the actions set forth in clauses (i) through (v); or

(D) if any case, proceeding or other action against Lessee shall be commenced seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of an order for relief against it which is not fully stayed within thirty (30) days after the entry thereof or (ii) remains undismissed for a period of ninety (90) days; or

(E) if Lessee’s interest in the Premises shall be seized under any levy, execution, attachment or other process of court and the same shall not be promptly vacated or stayed on appeal or otherwise, or if Lessee’s interest in the Premises is sold by judicial sale and the sale is not promptly vacated or stayed on appeal or otherwise;

then in any such event, Lessor may at any time thereafter terminate this Lease and pursuant to judicial process retake possession, or pursue any other remedy afforded by law or in equity, provided that such default and all other defaults at the time existing have not been fully cured, and all reasonable expenses and costs actually incurred by Lessor, including reasonable attorneys’ fees, in connection with enforcing this Lease, shall not have been fully paid. Any such termination shall apply to any extension or renewal of the Term herein demised, and to any right or option on the part of Lessee that may be contained in this Lease or any agreement. In the event of a default hereunder, in addition to all other remedies, Lessor shall have the option to declare immediately due and payable the entire Base Rent and Additional Rent hereunder to be paid during the Term of this Lease and such shall then become immediately due and payable, including all applicable sales tax. Nothing herein contained shall be construed as precluding Lessor from performing such obligations of Lessee as may be and become necessary in order to preserve Lessor’s right or the interest of Lessor, in the Premises and in this Lease, even before the expiration of the grace or notice periods provided for in this Lease, if under particular circumstances then existing the allowance of such grace or the giving of such notice will prejudice or will endanger the rights and estate of Lessor in this Lease and in the Premises.

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Section 4.11 - Signs:

Lessee shall not affix, paint, erect or inscribe any sign, projection, awning, signal or advertisement of any kind to any part of the Premises or Building, including without limitation, the inside or outside of windows or doors, without Lessor’s written permission. In the event of violation of the foregoing, Lessor may, at his sole option, treat such violation as an event of default hereunder. In addition, Lessor may remove such lettering without any liability and may charge the expense incurred by such removal to the Lessee and/or sublessee. Lessee, at its cost, shall be provided building standard signage adjacent to its principal entry and on the building directory located in the lobby.

Section 4.12 - Brokerage:

Lessee represents and warrants that neither Lessee nor any of Lessee’s representatives, employees or agents has dealt or consulted with any real estate broker in connection with this Lease. Without limiting the effect of the foregoing, Lessee hereby agrees to indemnify and hold Lessor harmless against any claim or demand made by any other real estate broker or agent claiming to have dealt or consulted with Lessee or any of Lessee’s representatives, employees or agents contrary to the foregoing representation and warranty.

Section 4.13 - Entire Agreement:

This Lease contains the entire agreement between Lessor and Lessee with respect to the Premises and extinguishes all prior negotiations with respect thereto. No modification hereof shall be valid unless it is in writing and signed by both Lessor and Lessee.

Section 4.14 - Effect and Construction:

The provisions of this Lease shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns. The underlined Section headings are inserted for convenience of reference only and shall not be deemed to limit or expand upon any of the provisions of this Lease.

Section 4.15 - Subordination to Mortgage; Attornment:

(A) This Lease shall automatically be subordinate to any first mortgage on the fee simple title given by Lessor (each a “Mortgage”), to any advances made or to be made thereunder, and to any renewal, extension, modification or replacement of said first mortgage lien. Lessee covenants to execute any agreement requested by the mortgagee to evidence the agreements of this Section.

(B) If the property containing the Premises (the “Property”) is sold at a foreclosure sale under the Mortgage or the Property is conveyed by deed-in-lieu of foreclosure, Lessee shall attorn to the holder of such Mortgage (“Lender”) or any purchaser of the Property and, subject to the other provisions of this Lease, the Lease shall continue, in accordance with its terms, between Lessee and Lender or such purchaser (Lender or such purchaser being hereinafter sometimes called “Successor Lessor”). In such event, Successor Lessor shall not be (a) liable for any act or omission of any prior lessor (including Lessor), (b) liable for the return of any security deposit not actually received by Successor Lessor, (c) subject to any offsets or defenses which Lessee might have against any prior lessor (including Lessor), (d) bound by any advance payment of rent or additional rent made by Lessee to Lessor except for rent or additional rent applicable to the then current month, unless such advance payment is actually received by Successor Lessor, (e) bound by any amendment or modification of the Lease made without the written consent of Lender, or (f) liable for the performance or payment for any construction for Lessee’s occupancy of the Premises.

Section 4.16 - Special Provisions on Bankruptcy:

(A) If Lessee assumes this Lease and proposes to assign the same pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), to any person or entity who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Lessee, then notice of such proposed assignment, setting forth (i) the name and address of such person, (ii) all of the terms and conditions of such offer, and (iii) the adequate assurance to be provided Lessor to assure such person’s future performance under the Lease, including, without limitation, the assurance referred to in Section 365 (b) (3) of the Bankruptcy Code, shall be given to Lessor by Lessee no later than twenty (20) days after receipt by Lessee, but in any event no later than ten (10) days prior to the date that Lessee shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption, and Lessor shall thereupon have the prior right and option, to be exercised by notice to Lessee given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person the assignment of this Lease.

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(B) Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. 101 et seq., shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon demand execute and deliver to Lessor an instrument confirming such assumption.

(C) Notwithstanding anything in this Lease to the contrary, all amounts payable by Lessee to or on behalf of Lessor under this Lease, whether or not expressly denominated as rent, shall constitute rent for the purposes of Section 502(b)(7) of the Bankruptcy Code, 11 U.S.C. 502(b)(7).

Section 4.17 - Name “Miami Lakes”:

Lessee acknowledges that the name “Miami Lakes” is the property of Lessor, and Lessee agrees not to use such name in the business name, trade name or corporate name of Lessee at any time during the Term of this Lease except with the written consent of Lessor.

Section 4.18 - Rules and Regulations:

Lessor reserves the right to make such reasonable rules and regulations (Exhibit “A”) applicable to all lessees within the Building of which the Premises are a part as in Lessor’s judgment may from time to time be needful for the safety, protection, care and cleanliness of the Premises, and for the comfort and in the best interests of all of the lessees in the Building, and such rules and regulations so made shall be binding upon Lessee and Lessee’s employees. Lessee and Lessee’s employees will at all times observe, perform, and abide by said rules and regulations.

Section 4.19 -Additions by Lessor:

It is agreed that Lessor shall have the right and privilege to construct additions to the Building of which the Premises are a part, and to make such alterations and repairs to portions of the Building not under Lease to Lessee as Lessor may deem wise and advisable without any liability to Lessee for doing so.

Section 4.20 - Operating Expenses:

(A) For the purposes of this Section, the following definitions apply:

(1) “Utilities” means water, sewer, electricity, fuel oil, gas, and refuse removal.

(2) “Operating Expenses” means all expenses, costs and disbursements of every kind and nature which Lessor shall pay or become obligated to pay because of or in connection with the ownership and/or operation of the Building including common areas within the office park, but shall not include the replacement of capital investment items and new capital improvements except as noted in paragraphs (g) and (h) below. By way of explanation and clarification, but not by way of limitation, these Operating Expenses will include the following:

(a) Wages and salaries of all employees engaged in operation and maintenance of the Building and common areas of the office park; employer’s social security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages and salaries; the cost of disability and hospitalization insurance, pension or retirement benefits, and any other fringe benefits for such employees.

(b) All supplies and materials used in operation and maintenance of the Building and common areas of the office park.

(c) Cost of utilities including electricity, fuel oil, gas, sewer and water used by the Building and not charged directly to another tenant.

(d) Cost of customary Building management and office park management; janitorial services; trash and garbage removal; service and maintenance of all systems and equipment, including, but not limited to, elevators, plumbing, heating, air-conditioning, ventilating, lighting, electrical, security, fire alarms, fire pumps, fire extinguishers, hose cabinets, lawn sprinklers, guard service, painting, caulking, pressure or steam cleaning of Building exterior, roof repairs, window cleaning, and landscaping and gardening.

(e) Cost of casualty and liability insurance applicable to the Building and office park and Lessor’s personal property used in connection therewith.

(f) All charges assessed against the Building or against the underlying land by any property owners association common to the area or subdivision.

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(g) Expenditures for capital improvements which, under generally accepted accounting principles, are regarded as deferred expenses and for capital expenditures required by law, in either of which cases the cost thereof shall be included in Operating Expenses for the calendar year in which the costs are incurred or subsequent years, appropriately allocated to such years on a straight-line basis to the extent that such items are amortized over a useful life or over an appropriate period, but in no event more than ten years, with the addition of a reasonable interest factor to compensate Lessor for having initially incurred said expenditure;

(h) If Lessor shall purchase any item of capital equipment or make any capital expenditure designed to result in savings or reductions in any of the elements of Operating Expenses, then the costs for such capital equipment or capital expenditure are to be included within the definition of “Operating Expenses” for the year in which the costs are incurred or subsequent years, appropriately allocated to such years on a straight-line basis to the extent that such items are amortized over such period of time as reasonably can be estimated as the time in which such savings or reductions in Operating Expenses are expected to equal Lessor’s costs for such capital equipment or capital expenditure, with the addition of a reasonable interest factor to compensate Lessor for having initially incurred said expenditure. If Lessor shall lease any such item of capital equipment designed to result in savings or reductions in Operating Expenses, then the rentals and other costs paid pursuant to such leasing shall be included in Operating Expenses for the year in which they are incurred.

(3) “Lessee’s Proportionate Share” shall be defined as follows:

(a) In the case of expenses relating to the entire Building (for example, parking lot lighting and maintenance), Lessee’s Proportionate Share shall be the ratio of Lessee’s rentable area to the Building’s total rentable area, and

(b) In the case of Operating Expenses relating only to the Premises (for example, but not limited to, management fees, and janitorial services for the Premises), Lessee’s Proportionate Share shall be 100%.

(4) “Expense Statement” means a statement from the Lessor setting forth the Operating Expenses.

(B) Lessee shall pay as Additional Rent Lessee’s Proportionate Share of the Operating Expenses currently estimated to be $863.80 plus all sales, use or similar taxes now or hereinafter imposed on the payment of rent by Lessee, whether federal, state or local, which is currently 6.77% or $57.87 for a total of $921.67 per month on the first (1st) day of each month during the Lease Term. Thereafter, for each calendar year Lessor shall furnish Lessee with an Expense Statement showing in reasonable detail the Operating Expenses incurred by the Lessor for the prior calendar year and the estimated Operating Expenses for the next calendar year. If Lessee’s actual proportionate share is greater than the estimated Operating Expenses remitted to Lessor, Lessee shall, within thirty (30) days of receipt of such notice, pay to Lessor the difference, plus all sales, use or similar taxes now or hereinafter imposed on the payment of rent by Lessee, whether federal, state, or local. In the event the Lessee’s estimated Operating Expense payments exceeded Lessee’s actual proportionate share of the Operating Expenses, said excess will be credited toward the next year’s estimated payments. If this Lease terminates before the end of a calendar year, payment will be based on the percentage of the year in which Lessee occupied the Premises. The Expense Statement will also include the amount which Lessor estimates will be the amount of Lessee’s Proportionate Share of Operating Expenses for the then current calendar year. Lessee shall pay to Lessor the new estimated amount in 12 equal monthly installments during the current calendar year. A retroactive adjustment will be made back to the beginning of the current calendar year for any months of the current calendar year in which Lessee made a payment based on the prior year’s estimate. If the new estimated monthly amount is greater Lessee shall remit the difference to Lessor within thirty (30) days) of receipt of such notice. If the new estimated monthly amount is less the excess payments will be credited toward the current year’s estimated payments. If this Lease terminates before the end of a calendar year, payment will be based on the percentage of the year in which Lessee occupied the Premises.

(C) Provided Lessee is not in default of this Lease, Lessee shall have the right to reasonably review supporting data for any portion of an Expense Statement that Lessee claims is incorrect. In order for Lessee to exercise its right under this paragraph, Lessee shall, within sixty (60) days after any such Expense Statement is sent, deliver a written notice to Lessor specifying the portions of the Expense Statement that are claimed to be incorrect. The right under this paragraph may only be exercised once for any Expense Statement, and if Lessee fails to meet any of the above conditions as a prerequisite to the exercise of such right, the right of Lessee under this paragraph for a particular Expense Statement shall be deemed waived. Any review to be conducted under this paragraph shall be at the sole expense of Lessee and shall be conducted by an independent firm of certified public accountants of national standing. Lessee acknowledges and agrees that any records reviewed under this paragraph constitute confidential information of Lessor which shall not be disclosed to anyone other than the accountants performing the review and the principals of Lessee who receive the results of the review. Any errors disclosed by the review of records under this paragraph shall be promptly corrected, provided Lessor shall have the right to cause another review of the records to be made by an independent firm of certified public accountants of national standing. In the event of disagreement between the two accounting firms, the review that discloses the least amount of deviation from the Expense Statement shall be deemed correct. In the event that the results of the review reveal that Lessee has overpaid its obligations, the amount of such overpayment shall be credited against Lessee’s subsequent installment obligations to pay its share of estimated Operating Expenses. In the event that such results show that Lessee has underpaid its obligations, the amount of such underpayment shall be paid by Lessee to Lessor with the next succeeding installment obligation of estimated Operating Expenses.

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(D) Notwithstanding any language in the Lease seemingly to the contrary, if the Building is not fully occupied during any calendar year of the Lease Term, actual “Operating Expenses” shall be determined as if the Building had been fully occupied during such year. For the purpose of the Lease, “fully occupied” shall mean occupancy of 95% of the Net Rentable Area in the Building.

Section 4.21 - Real Estate Taxes:

(A) Lessee shall pay Lessee’s proportionate share of the estimated ad valorem real estate taxes, general and specific (“Real Estate Taxes’’) for the Premises on the first (1st) day of each month during the Lease Term. Lessee shall pay to Lessor, as Additional Rent, an amount equal to one-twelfth (1/12th) of Lessee’s proportionate share of the estimated Real Estate Taxes, such estimate to be made by Lessor based upon the previous year’s Real Estate Taxes using the November discount, as adjusted for each calendar year. Initially, the estimate will be calculated at $226.23 plus all sales, use or similar taxes now or hereinafter imposed on the payment of rent by Lessee, whether federal, state or local, which is currently 6.7% or $15.16 for a total of $241.39 per month for the fast Tax year. Lessee’s share of any taxes shall be in the amount equal to a fraction of such tax, the numerator of which shall be the grossfloor area of the Premises, set forth on Page 1 of this Lease, and the denominator of which shall be the gross floor area of all rentable space for which the tax is being levied. Such taxes shall be prorated as of the beginning date and the termination date of the Term. Lessee shall be responsible for payment of all personal property taxes in connection with the Premises.

(B) Upon receipt of and in accordance with the Real Estate Tax bill, Lessor shall calculate the proportionate tax due from Lessee, and shall notify Lessee of Lessee’s actual proportionate share. If Lessee’s actual proportionate share is greater than the estimated taxes remitted to Lessor, Lessee shall, within five (5) days of receipt of such notice, pay to Lessor the difference, plus all sales, use or similar taxes now or hereinafter imposed on the payment of rent by Lessee, whether federal, state, or local. In the event the Lessee’s estimated real estate tax payments exceed Lessee’s actual proportionate share of the real estate taxes due, said excess will be credited toward the next year’s estimated payments.

(C) Lessor may, at its sole option, choose to appeal or settle the tax assessment applicable to the Premises. In the event it chooses to do so, it shall be entitled to reimbursement from Lessee of its proportionate share for any attorneys’ fees and other professional fees and costs incurred in appealing or settling the assessment. These fees and costs shall be credited by Lessor against any proportionate tax savings which may be obtained as a result of any tax appeal or settlement. If said tax savings are insufficient to recover fees and costs in that year, then said fees and costs shall be credited against the proportionate tax savings in subsequent years until recovered in full. The remaining tax savings, if any, shall be credited against any outstanding sums due to Lessor from Lessee. The balance of any remaining tax savings then will be paid directly to Lessee by Lessor. In no event shall Lessee be responsible for any fees and costs in excess of any tax savings.

Section 4.22 - Severability:

If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and each other term, covenant and condition of this Lease shall be valid, and be enforced, to the fullest extent permitted by law.

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Section 4.23 - Right to Relocate Lessee:

Lessor expressly reserves the right, at Lessor’s sole cost and expense, to remove Lessee from the Premises and to relocate Lessee in some other space of Lessor’s choosing of approximately the same dimensions and size, which other space shall be decorated by Lessor at Lessor’s expense. Lessor shall have the right, in Lessor’s sole discretion, to use such decorations and materials from the existing Premises, or other materials, so that the space in which Lessee is relocated shall be comparable in its interior design and decoration to the Premises from which Lessee is removed; provided, however, that if Lessor exercises its election to remove and relocate Lessee to other space, which is at that time leasing for a higher rental rate, then Lessee shall not be required to pay the difference between the rental rate of the Premises and the higher rental rate of the space in which Lessee is relocated; provided further, that if Lessee is removed and relocated in other space which is then leasing at a lower rental rate than the Premises, then the rental rate shall be reduced to the rental rate then being charged for the space in which Lessee has been relocated. Nothing herein contained shall be construed to relieve Lessee or imply that Lessee is relieved of the liability for an obligation to pay any additional rent due by reason of the provisions contained in this Lease, the provisions of which shall be applied to the space to or from which Lessee is relocated. Lessee agrees that Lessor’s exercise of its election to remove and relocate Lessee shall not terminate this Lease or release Lessee, in whole or in part, from Lessee’s obligation to pay the rents and perform the covenants and agreements hereunder for the full term of this Lease.

Section 4.24 - Early Occupancy:

If Lessee, with Lessor’s consent, occupies the Premises before the beginning of the Term, as provided in Section 1.0, all provisions of this Lease shall be in full force and effect commencing upon such occupancy, and rent for such period shall be abated. Such early occupancy shall not alter the Lease Term.

Section 4.25 - Time:

Time is of the essence in all the terms, provisions, covenants and conditions of this Lease.

Section 4.26 - Control of Common Areas and Garage Facilities by Lessor:

(A) Lessor shall make available to Lessee uncovered surface parking spaces on a nonexclusive basis for the use of Lessee, its agents, employees, contractors, guests, and invitees at the rate required by the Town of Miami Lakes Development Code as of the date of Lease execution. All parking by Lessee, its agents, employees, contractors, guests, and invitees must be off-street and situated at the sides or the rear of the Building.

(B) All automobile parking areas, driveways, entrances and exits thereto, and other facilities furnished by Lessor including pedestrian walkways and ramps, landscaped areas, stairways, corridors, common areas and other areas and improvements provided by Lessor for the general use, in common, of tenants, their officers, agents, employees, servants, invitees, licensees, visitors, patrons and customers, shall be at all times subject to the exclusive control and management of Lessor, and Lessor shall have the right from time to time to establish, modify and enforce reasonable rules and regulations with respect to all facilities and areas and improvements and to police same; from time to time to change the area, level and location and arrangement of parking areas and other facilities herein referred to; to reserve the Tight to charge parking fees to persons using the parking areas (Lessor shall have the right, however, to grant parking concessions to occupants and to make agreements with Tenants for validated parking), to restrict parking to tenants, their officers, agents, invitees, employees, servants, licensees, visitors, patrons and customers; to close all or any portion of said areas or entrances and exits by means which are considered by Lessor’s counsel to be legally sufficient to prevent a dedication thereof or the accrual of any rights to any person or the public therein; to close temporarily all or any portion of the public areas; and to do and perform such other acts in and to said areas and improvements as, in the sole judgement of Lessor, Lessor shall determine to be advisable with a view to the improvement of the convenience and use thereof by tenants, their officers, agents, employees, servants, invitees, visitors, patrons, licensees and customers. Lessor will operate and maintain the common areas and other facilities referred to in such reasonable manner as Lessor shall determine from time to time. Without limiting the scope of such discretion, Lessor shall have the full right and authority to designate a manager of the parking facilities and/or common areas and other facilities who shall have full authority to make and enforce rules and regulations regarding the use of the same or to employ all personnel and to make and enforce all rules and regulations pertaining to and necessary for the proper operation and maintenance of the parking areas and/or common areas and other facilities. Reference in this Section to parking areas and/or facilities shall in no way be construed as giving Lessee hereunder any right and/or privileges in connection with such parking areas and/or facilities unless such rights and/or privileges are expressly set forth in this Lease.

Section 4.27 - Lessee’s Building Improvements:

(A) Lessee accepts the Premises in “As Is” condition. Lessee, at its sole expense, covenants and agrees to construct the Premises substantially in accordance with the terms and conditions agreed to by and between the Lessor and the Lessee as set forth in Exhibit “B”.

February 14, 2019

(B) Lessee, at Lessee’s sole cost and expense, shall be responsible for the selection of a licensed and insured contractor to install plenum-rated cable and wiring for voice and data systems. Said contractor is currently required by the Town of Miami Lakes to obtain a permit for such installation and work. All voice and data work is required to be completed, inspected and approved by the Town of Miami Lakes prior to the final inspections for the Lessee improvement work and issuance of a Certificate of Occupancy. Delays in the issuance of a Certificate of Occupancy caused by delays in installation of cable and wiring by Lessee’s vendors shall be considered a Lessee delay and shall not delay the commencement of the Lease. Upon the expiration of this Lease, Lessee, at its sole cost and expense, shall remove all voice and data system cable and wiring from the Premises. If Lessee does not remove said cable and wiring, Lessee agrees that Lessor may remove same and deduct the cost of the removal from the security deposit.

(C) Within thirty (30) days of occupancy, Lessee shall procure a Certificate of Use through the Town of Miami Lakes and provide Lessor with a copy. Additionally, Lessee shall be responsible to obtain a Business Tax Receipt from the Town of Miami Lakes.

Section 4.28 - Singular / Plural:

As used in this Lease and when required by the context, each number (singular or plural) shall include all numbers, and each gender shall include all genders; and unless the context otherwise requires, the word “person” shall include “corporation, firm or association”.

Section 4.29 - Security Systems:

(A) Lessor, at its sole discretion, determination and option, may enter into a contract or otherwise provide or make arrangement for the providing of a security service system which may include security guards and/or electronic devices. In the event that Lessor elects to obtain such a security system or systems, then Lessee shall pay its proportionate share of the expense. Lessee’s proportionate share of the expense shall be determined by taking the total square footage of Lessee’s Premises as a numerator and dividing that by the total square footage of the buildings served by that security system, as the denominator, and then multiplying that by the annual cost of the service or system. Lessee shall pay its proportionate share on a monthly basis together with its rental payment.

(B) Lessor is not an insurer and shall in no way be responsible for the performance of the obligations of the security guards, and Lessee hereby releases Lessor from any claims of any nature whatsoever in connection with the furnishing of security guard services and for any losses arising out of the negligent performance or non-performance of said guard services. Insurance, if any, for any type of loss shall be obtained by Lessee. Lessee further acknowledges that should said services be provided on a negligent basis, that its sole and exclusive remedy shall be to seek recovery against the security service company.

Section 4.30 - Covenants, Representations and Warranties Concerning Environmental Laws Compliance and Hazardous Waste Compliance:

Lessee hereby covenants with Lessor and represents and warrants to Lessor as follows:

(A) Lessee will strictly comply, at its sole cost and expense, with any and all applicable federal, state and local environmental laws, rules, regulations, permits and orders affecting the Premises and the business operations conducted on the Premises, whether now in effect or as may be promulgated hereafter, and as may be amended from time to time (hereinafter referred to as “Environmental Laws”), and Lessee will obtain and strictly comply with, at its sole cost and expense, all federal, state and local permits and other governmental approvals in connection with Lessee’s use and occupancy of the Premises. Lessee acknowledges that Lessor makes no representations, express or implied, concerning the availability or likelihood of obtaining any required permits or approvals for Lessee to conduct its business operation on the Premises.

(B) Without limiting the generality of Paragraph (A) of this Section, Lessee, as its sole cost and expense, will strictly comply with any and all applicable Environmental Laws relating to the generation, recycling, re-use, sale, storage, handling, transport, disposal and presence of any “Hazardous Materials” (as hereinafter defined) on the Premises. As used in this Section, the term “Hazardous Materials(s)” shall mean any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, contaminants”, or other pollution under any applicable Environmental Laws. Notwithstanding anything to the contrary contained herein, Lessor’s consent to any action by Lessee shall not operate to relieve Lessee of the obligation to comply with all of the provisions of this Section. Lessee will not permit or allow, and will take all actions necessary to avoid, the occurrence of any spills, releases or discharges of Hazardous Materials on or off the Premises as a result of any construction on or use of the Premises. Lessee shall promptly advise Lessor in writing immediately upon becoming aware of (i) the existence of any spills, releases or discharges of Hazardous Materials that occur on or unto the Premises, or off the Premises as the result of any construction on or use of the Premises, and of any existing or threatened violation of this Section; (ii) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened by any governmental authority with respect to the Property from time to time under any applicable Environmental Laws; (iii) any and all claims made or threatened by any nongovernmental party against Lessee or the Property relating to damage, contribution cost, recovery, compensation, loss or injury resulting from any Hazardous Materials or any violation of applicable Environmental Laws; and (iv) Lessee’s discovery of any occurrence or condition and any real property adjoining or in the immediate vicinity of the Property that could cause the Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Property under any Environmental Laws. Lessee acknowledges that it has inspected the Premises and has undertaken all appropriate inquiry into the present and past uses of the Premises consistent with good commercial practice to minimize potential liability for violations of any and all Environmental Laws.

February 14, 2019

(C) Without Lessor’s prior written consent, Lessee shall not enter into any settlement, consent or compromise with respect to any “Envirnomental Claim(s)”, as hereinafter defined, provided, however, that Lessor’s prior consent shall not be necessary for Lessee to take any remedial action if ordered by a court of competent jurisdiction or if the presence of Hazardous Materials at the Property poses an immediate, significant threat to the health, safety or welfare of any individual who otherwise requires an immediate remedial response. As used in this Section, “Environmental Claim(s)”, shall mean any claim(s) or cause(s) of action resulting from the failure of Lessee or the Premises to comply with any Environmental Law relating to Hazardous Materials, industrial hygiene or environmental conditions. In any event, Lessee shall promptly notify Lessor of any action so taken.

(D) Without limiting the generality of Paragraph (A) of this Section at all times during the Term of this Lease and any renewals or extensions hereof, Lessee, at its sole costs and expense, shall comply with any and all applicable laws, regulations, ordinances, permits and orders regulating the type and quantity of waste that may be discharged into the sanitary sewer system serving the Premises, including, but not limited to, all rules, regulations, permits, and orders of the Miami Dade Water and Sewer Authority, or its successor.

(E) Lessee agrees that Lessor and Lessor’s agents and independent contractors may enter and inspect the Premises at any time, and from time to time, to verify that Lessee’s operations on the Premises do not violate any of the provisions of this Section and that they comply with any and all applicable Environmental Laws. Lessor may obtain, from time to time, reports from Licensed professional engineers or other environmental scientists with experience in environmental investigations and may require Lessee to permit such licensed professional engineers or other environmental scientists to conduct complete and thorough on-site inspections of the Premises, including without limitation, sampling and analysis of the soil, surface water, groundwater and air, to determine whether Lessee is in compliance with the provisions of this Section and all Environmental Laws. Lessee and its agents shall cooperate with Lessor and its agents in connection with the conduct of such investigations. In the event such investigations disclose that Lessee is in default under this Section, Lessee shall, immediately, upon demand, reimburse Lessor for all costs and expenses of investigations; moreover, Lessor may, at its option, undertake such steps as it deems necessary to cure such default and to bring the Premises into compliance with the terms of this Section, and Lessee shall, immediately upon demand, reimburse Lessor for all costs and expenses incurred in curing such default and bringing the Premises into compliance with the terms of this Section.

(F) Lessee shall indemnify and hold Lessor harmless from and against any and all claims, demands, damages, losses, liens, liabilities, penalties, fines, lawsuits and other proceedings, costs, and expenses (including without limitation reasonable attorney’s fees and costs at trial and all appellate levels), arising directly or indirectly from or in any way connected with: (i) the presence, or use, generation, treatment, sale or storage on, under or about the Premises of any Hazardous Substance on the Premises, whether or not expressly approved by Lessor in writing or otherwise; (ii) any violation or alleged violation of any Environmental Law, including but not limited to violations of the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980 and regulations promulgated thereunder, as the same may be amended from time to time; (iii) the costs of any necessary inspection, audit, cleanup or detoxification of the Premises under any Environmental Laws, and the preparation and implementation of any closure, remedial or other required plans, consent orders, license application or the like; or (iv) any default by Lessee under this Section. All sums paid and costs incurred by Lessor with respect to any Environmental Claim or any other matter indemnified against hereunder shall be due and payable by Lessee immediately upon demand. If after demand Lessee fails to pay any sums due pursuant to this indemnification, such sums shall bear interest at the highest rate then permitted by applicable law, from the date so paid or incurred by Lessor until Lessor is reimbursed by Lessee. The indemnification contained herein shall survive the termination of the leasehold estate created hereby and any assignment by Lessor of its rights under this lease.

(G) Any breach of covenants, representations or warranties contained in this Section, included but not limited to the occurrence of any environmental claim, violation of Environmental Laws, or spills, release or discharges of Hazardous Materials on or about the Premises shall constitute a default under this Lease, and shall entitle Lessor to immediately terminate this Lease. No waiver of any breach of any provision of this Section shall constitute a waiver of any preceding or succeeding breach of the same, or any other provisions hereof.

Section 4.31 - Liability Limitation:

Notwithstanding anything to the contrary contained in this Lease, in the event of any default or breach by Lessor (which shall include any mortgagee of Lessor that has succeeded to the interest of the Lessor hereunder), Lessee shall look solely to the interest of Lessor (or any successor to Lessor) in the Premises and Building for the collection of any judgment (or any other judicial procedures requiring the payment of money by Lessor) and no other property or assets of Lessor shall be subject to levy, execution or other procedures for satisfaction of Lessee’s remedies.

Section 4.32- WaiveT of Trial By Jury:

It is mutually agreed by and between Lessor and Lessee that the respective parties hereto shall and hereby do waive Trial By Jury in any action, proceeding, or counterclaim brought by either party hereto against the other on any matters arising out of or in any way connected with this Lease.

February 14, 2019

Section 4.33 - RADON GAS DISCLOSURE STATEMENT:

RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.

EXECUTED as of the date first above written in several counterparts, any one of which shall be deemed an original, but all constituting only one instrument.

LESSOR

Signed in the presence of:	TGC MS PHASE I NORTH LLC, a Florida limited
liability company

BY: THE GRAHAM COMPANIES, a Florida corporation, its Manager

By
Carol G. Wyllie
	Title:	Executive Vice-President

Attest:
(As to Lessor)		Robert S. Whitehead
	Title:	Assistant Secretary

(LESSOR’S CORPORATE SEAL)

LESSEE

LA ROSA REALTY GROUP, LLC, a Florida limited liability company

By:
Title:

Attest:
(As to lessee)	Title:

(LESSEE’S CORPORATE SEAL)

February 14, 2019

Exhibit “A”

Rules and Regulations

1.	Sidewalks, doorways, vestibules, halls, stairways and similar areas shall not be obstructed by Lessee or used for any purpose other than ingress and egress to and from the Premises and for going from one to another part of the Building.

2.	Plumbing fixtures and appliances shall be used only for purposes for which constructed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by Lessee shall be paid by Lessee, and Lessor shall not in any case be responsible therefore.

3.	No signs or signs will be allowed in any form on the exterior of the Building or on any window or windows inside or outside of the Building and no sign or signs, except in uniform location and uniform style fixed by Lessor, will be permitted in the public corridors or on corridor doors or entrance to Lessee’s space. All signs will be contracted for by Lessor for Lessee at the rate fixed by Lessor from time to time, and Lessee will be billed and pay for such service accordingly. Written consent from Lessor is an absolute prerequisite for any such sign or signs any Lessee may be so permitted to use.

4.	Lessor shall provide a central directory(s) on the main or ground floor of the Building for the listing of the names of the tenants within the Building. The spaces provided on the directory board shall be at no cost to the Lessee. However, the number of spaces requested by Lessee shall not be unreasonable and Lessor reserves the right to promulgate such Rules and Regulations with respect to the allocation of such spaces.

5.	Lessee shall not do or permit anything to be done in or around the Building, or bring or keep anything therein that will in any way increase the rate of fire or other insurance on the Building, or on property kept therein, or obstruct or interfere with the rights of or otherwise injure or annoy any other Lessee in the Building, or do anything in conflict with the valid pertinent laws, rules or regulations of any governmental authority.

6.	All damage done to the Building by taking in or putting out any property of Lessee, or done by Lessee’s property while in the Building, shall be repaired at the expense of Lessee.

7.	Should Lessee require any communication service, Lessor will direct the electricians where and how wires are to be introduced and placed, and none shall be introduced or placed except as Lessor shall direct. Electric current shall not be used for power or heating without Lessor’s prior written permission.

8.	Lessor shall, at reasonable hours, have the right to enter the Premises to examine same or to make such alterations and repairs as may be deemed necessary, or to exhibit same to prospective Tenants.

9.	Lessee shall not make or permit any improper noises in the Building, or otherwise interfere in any way with other tenants, or persons having business with them.

10.	Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds or animals shall be brought into or kept in or about the Building.

11.	No machinery of any kind (other than normal office equipment) shall be operated on the Premises without the prior consent of Lessor, who may condition such consent upon the payment by Lessee of additional rent as compensation for excess consumption of water and/or electricity occasioned by the operation of said machinery, nor shall Lessee use or keep in the Building any inflammable or explosive fluid or substance, or any illuminating material, except candles.

12.	Lessee will refer all contractors, contractors’ representatives and installation technicians, rendering any service to Lessee, to Lessor for Lessor’s supervision, approval and control before performance of any contractual service. This provision shall apply to all work performed in the Building including installations of telephones, telegraph equipment electrical devices and attachments, and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.

13.	Movement in or out of the Building of furniture or office equipment or dispatch or receipt by Lessee of any merchandise or materials which requires use of elevators or stairways, or movement through Building entrances or lobby shall be restricted to hours designated by Lessor. All such movement shall be under supervision of Lessor and in the manner agreed between Lessee and Lessor by prearrangement before performance. Such prearrangements initiated by Lessee will include determination by Lessor and subject to his decision and control, of the time, method and routing of movement, and limitations imposed by safety or other concerns which may prohibit any article, equipment or any other item from being brought into the Building. Lessee is to assume all risk as to damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Lessor if damaged or injured as a result of acts in connection with carrying out this service for Lessee from time of entering property to completion of work; and Lessor shall not be liable for acts of any persons engaged in, or any damage or loss to any of said property or persons resulting from, any act in connection with such service performed for Lessee.

February 14, 2019

14.	No draperies, shutters, or other window covering shall be installed on exterior windows or wall and doors facing public corridors without Lessor’s prior written approval. Lessor does require installation and continued use of uniform window covering for such windows. All drapes and/or blinds shall be closed for efficient operation of the air conditioning system when required by Lessor. Lessee shall not alter any interior finishing window treatment such as blinds or curtains as may be provided by Lessor.

15.	No portion of Lessee’s area or any other part of the Building shall at any time be used or occupied as sleeping or lodging quarters.

16.	Lessor will not be responsible for any stolen property, equipment, money or jewelry from Lessee’s Premises or public rooms, regardless of whether such loss occurs when area is locked against entry or not.

17.	Lessor specifically reserves the right to refuse admittance to the Building from 6 p.m. to 8 a.m. daily, or on Sundays or on legal holidays, to any person or persons who cannot furnish satisfactory identification, or to any person or persons who, for any other reason in Lessor’s judgement, should be denied access to the Premises. Lessor, for the protection of the Lessees and their efforts, may prescribe hours, and intervals during the night, on Sundays and holidays as stipulated in Section 3.0, when all persons entering and departing the Building shall be required to enter their names, the offices to which they are going to or from which they are leaving, and the time of entrance or departure in a register provided for that purpose by Lessor.

18.	Throughout the Term of the Lease, Lessor shall maintain in a good state of repair the roof and structural portions of the Premises, provided, however, that if Lessee makes any penetration of or hole in the roof, then Lessee shall reimburse Lessor upon demand for the cost differential that Lessor encounters in repairing or replacing the roof compared with what the cost would have been without any such penetration or hole.

19.	All vehicle parking by Lessee, Lessee’s employees, agents, servants, invitees, licensees, visitors, patrons and customers shall be in designated parking areas only. No vehicles shall be parked overnight without Lessor’s prior written approval.

20.	Lessee shall be responsible for notifying the Lessor prior to occupying and vacating its space to make all necessary arrangements for moving. Lessee must place a deposit with the Lessor for the use of elevator pads for said move. Upon return of these pads, deposit shall be refunded to Lessee provided pads are not damaged. Lessee shall be solely responsible for any damage to elevator cab interior while it is in Lessee’s possession.

21.	Without the prior written approval of Lessor, no Lessee shall employ any person or persons, other than the janitor of the Lessor for the purpose of cleaning, or taking charge of the Premises, it being understood and agreed that the Lessor shall be in no way responsible to any lessee for any damage done to the furniture or other effects of any Lessee by the janitorial service or any of its employees, or any other person, of for any loss of property of any kind whatsoever within the Premises, however occurring. Lessee will see each day that the doors are securely locked before leaving the Building.

22.	The Lessor shall have the right to prohibit any advertising by any Lessee, which, in its opinion, tends to impair the reputation of the Building or its desirability as a Building for offices or for financial, insurance or other institutions and businesses of like nature; and upon written notice from the Lessor, Lessee shall refrain from or discontinue such advertising.

23.	Without Lessor’s prior written approval, Lessee agrees not to install food or drink vending machines, or any other food service equipment.

24.	Per Florida Statutes, the Building shall be smoke free. In addition, vaping is not permitted in the Building. Lessee shall be responsible to enforce and institute policies to address same within the Premises.

25.	Lessor reserves the right to rescind any of these rules and make such other and further reasonable rules and regulations as in Lessor’s judgment shall from time to time be needful for the safety, protection, care and cleanliness of the Building and the protection and comfort of its tenants, their agents, employees and invitees, which rules when made and written notice thereof given to Lessee, shall be binding upon him in like manner as if originally prescribed.

February 14, 2019

Exhibit “B”

Construction Work Letter

1. This Construction Work Letter constitutes the entire Agreement between the Lessor and the Lessee for the construction of improvements located at 15500 New Barn Road, Suite 105, Miami Lakes, Florida 33014 and shall be binding unto the parties hereto. No modification hereof shall be valid unless it is in writing signed by both Lessor and Lessee.

2. The “Authorized Representative” shall mean the person representing a particular party who has the power to bind said party to this Agreement and any modification thereto, including change orders.

Entity	Authorized Representative	Phone No.

Lessor	Lester Debs	[*]
Lessee	Ivel Nerey	[*]

3. Lessee covenants and agrees to construct the Premises substantially in accordance with the terms and conditions agreed to herein. Lessee shall provide Lessor with the following documentation upon completion of the construction of improvements: a Final Release and waiver of Lien for Lessee’s Work from such general contractor together with a final contractors affidavit indicating that all parties performing labor, or providing services or materials, have been paid in full (or with respect to any filed lien, the same has been discharged and fully bonded), copies of final releases of liens from major subcontractors and suppliers, a copy of the Certificate of Occupancy, a copy of the “as built’’ plans and specifications covering the alterations (including final architectural and MEP CAD files with the fire alarm and fire sprinkler plans, if applicable), copies of fire alarm plans approved by the Fire Department, reasonable evidence that no liens exist or are filed (and not fully discharged of record) against the Premises or Property as a result of Lessee’s Work, and proof that there are no open or expired permits.

Lessee acknowledges that liens filed against the Premises or Property will cause Lessor to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Therefore, in the event that a lien is filed against the Premises or Property as a result of Lessee’s work, Lessee agrees to pay to Lessor a fee of $250.00 per lien. The fee will be due upon receipt of invoice together with proof of the lien from Lessor. This fee shall in no way relieve Lessee of its obligation to cause the same to be discharged of record, bonded or transferred to other security as provided by Florida Statutes so as to free title to the Premises of any alleged claim of lien within ten (10) days after notice to Lessee of the filing thereof.

4. Lessee must furnish Working Plans and Specifications for Lessor’s prior approval. Lessor shall use its best efforts to obtain approval of Lessee’s Preliminary Plans within ten (10) days after submission thereof by Lessee. Lessee’s Tenant Improvement work must be consistent with Lessor’s minimum standards at Lessor’s sole discretion. Any modifications to the shell building including, but not limited to, elevator lobby, window treatments, etc. must be approved by Lessor.

5. Lessee agrees to have its Contractor meet with Lessor’s Construction and Property Management personnel for a pre-construction meeting to determine logistics of Lessee’s construction.

6. The repair, replacement, and maintenance of any improvements that are not of Lessor’s standard materials shall be the responsibility of Lessee. Lessee shall not be permitted to install any type of wallcovering on exterior building walls.

7. Lessee covenants and agrees to commence and promptly complete its construction work and installation of fixtures with all due diligence in accordance with its Working Plans and Specifications. If Lessee shall neglect, fail or refuse to promptly commence its work as aforesaid and thereafter neglects, fails or refuses to diligently proceed with and complete its work, then Lessor may immediately, without prior notice to Lessee, (a) complete Lessee’s work at Lessee’s expense and thereupon commence the Term of this Lease, (b) commence the Term of this Lease and all of Lessee’s payment obligations hereunder, notwithstanding the incompletion of Lessee’s work, (c) declare this Lease canceled and of no further force and effect, or (d) declare this Lease in default and accelerate all rents reserved hereunder.

8. It is understood and agreed that all work performed by Lessee meet the Town of Miami Lakes Building and Zoning Codes and Lessee shall furnish to Lessor all certificates and approvals with respect to work done by Lessee or on Lessee’s behalf that may be required from any authority including a Certificate of Occupancy. Lessor shall have no responsibility or liability whatsoever for any loss or damage to any of Lessee’s improvements, fixtures or equipment installed or left in the Premises.

February 14, 2019

9. Lessee’s entry on and occupancy of the Premises prior to the commencement of this Lease shall be governed by and subject to all the provisions, covenants and conditions to this Lease other than those requiring the payment of Minimum Rent and other charges.

10. During the period of construction prior to the commencement of the Term and throughout the Term of this Lease Lessee agrees to protect and save Lessor harmless from any and all liability for any damage to any person, property or effects of Lessee or any other person during the term of this Lease and any extension or renewal thereof, from the breakage, leakage, or obstruction of the water, gas, sewer pipes or of the roof or rain ducts, or other leakage or overflow or otherwise, in or about the Premises, or from any carelessness, negligence or improper conduct on the part of Lessee or Lessee’s employees or agents, on, in or about the Premises or the public areas (if any) adjoining the same and Lessor shall not be liable for any damage, loss or injury to the person, property or effects of Lessee or any other person, suffered on, in or about the Premises by reason of any present, future, latent or other defects in the form, character or condition of the Premises or any part or portion thereof, or by reason of water, rain, fire, storms or accidents, and the Rent shall not be diminished or withheld by reason or on account of any such loss or damage.

11. Any contractor, architect, engineer or designer to be used by Lessee to perform Lessee’s Work, must first be approved in writing by Lessor. Such approval shall be in Lessor’s sole discretion based on the candidate’s financial condition and his ability to perform in a quality manner and such other criteria as Lessor may in its sole discretion adopt from time to time. Lessee and its contractor must abide by “Lessor’s Construction Guidelines” (attached as Exhibit “B-1”) and execute the “Affidavit to Assume Liability for Damages Caused by Construction” (attached as Exhibit “B-2”) prior to beginning any construction.

12. Lessee, at its sole cost, shall have the air conditioning tested and balanced upon completion of its tenant improvement work. Lessee agrees to use a company approved by Lessor to complete the test and balance.

13. Lessee, at Lessee’s sole cost and expense, shall be responsible for the selection of a licensed and insured contractor to install plenum-rated cable and wiring for voice and data systems. Said contractor is currently required by the Town of Miami Lakes to obtain a permit for such installation and work. All voice and data work is required to be completed, inspected and approved by the Town of Miami Lakes prior to the final inspections for the Tenant Improvement work and issuance of a Certificate of Occupancy. Delays in the issuance of a Certificate of Occupancy caused by delays in installation of cable and wiring by Lessee’s vendors shall be considered a Lessee delay and shall not delay the commencement of the Lease.

14. The Lessee shall use best efforts to see that the contractor shall diligently pursue obtaining all building permit(s) necessary to construct the improvements.

15. Upon completion of the work, the Lessor and the Lessee shall meet at the job site and prepare a punch list. Said meeting shall take place not later than five (5) business days after notification by the contractor of its completion of work. In the event punch list items are incomplete or workmanship is deficient, Lessor reserves the right to withhold funds sufficient to correct deficiencies.

February 14, 2019

Exhibit “B-1”

Contractor Construction Guidelines

Documentation:

Contractors shall submit the following before commencement of construction:

1.	A copy of building plans “Approved” by the Building Dept.

2.	Contractor’s Name and contact info:

3.	Certificate of Insurance – Liability and Workers Compensation

Certificate Holder:

The Graham Companies (“TGC”), 6843 Main St., Miami Lakes, FL 33014 Attn: Nancy Roark (305) 817-4058 Fax: (305) 820-1655
Email: Nancy.Roark@grahamcos.com

Additional Named Insured:

Submit copy of Endorsement naming The Graham Companies as Additional Insured.

4.	Copy of the Building Permit.

5.	TGC will provide the Notice of Commencement to be filed by the contractor. Call Nancy Roark at (305) 817-4101.

6.	Provide a construction schedule.

7.	Contractors will be required to sign an “Affidavit to Assume Liability for Damages caused by Construction”.

Building Access:

You will receive one set of keys for the restroom, mechanical & electric room. Make copies immediately to avoid $20 charges per key for replacements.

Dumpsters:

Locate in a pre-approved location. Clean around daily. Protect sidewalks & pavement.

Protection:

Protect all doors: Wrap suite entrance door face with cardboard and edges with HD viscuine for duration of project.

Protect elevator walls with protective pads. Protect elevator entrance casing also.

Protect elevator floors: On days of heavy hauling, place old carpet on elevator floor. Give TGC property manager 24-hrs notice to install the elevator pads.

Protect curbs, pavers and pavement: Place plywood under dumpsters and delivery truck hydraulic stabilizer pads.

Protect all HVAC systems: Install horsehair filters on all RA ducts and protect existing smoke detectors with plastic bags during construction.

February 14, 2019

Deliveries:

Coordinate timing and access route for all deliveries with TGC Construction Manager. Use of elevators and normal working hours may be restricted in specific areas or buildings.

Signage:

Project or Advertising signs must be approved by TGC prior to installation.

Safety:

1.	Temporary barricades must be used in all areas affecting public safety.

2.	Warning signs or caution tape should be displayed at all hazards.

Demolition:

1.	Routes to dumpster must minimize impact upon existing tenants.

2.	Demolition material must be removed from the building before or after the normal working hours of affected tenants.

3.	Visual barriers must be constructed to isolate any demolition or construction adjacent to ongoing businesses or in areas that are deemed unsightly to other tenants or the public.

Construction:

1.	“Pardon our Remodeling” signs must be posted whenever construction is visible to the public.

2.	Delivery of materials should be made before or after the normal working hours of affected tenants.

3.	Projects must be supervised at all times.

4.	Pre-schedule all work in affecting other tenants so that TGC Property Manager can provide courtesy calls to other tenants.

5.	Workers should be dressed in a professional manner. Whistling or remarks to tenants or residents are absolutely forbidden.

6.	Meter Room Access – Keys will be provided by the property mgr.

7.	Clean up daily; especially areas affecting other tenants.

8.	Punch lists must be completed within 10 days.

9.	Work hours: Normal working hours are 7am – 6pm weekdays. Weekend work must be arranged with the property manager. No delivery trucks after 10am on Main Street.

10.	Storage – No storage of any kind is permitted in the breezeways under the stairs. Meter Rooms must also be kept clean and organized for access to electric panels.

Noise:

Excessive noise (high velocity pin guns, jack hammers etc.) is prohibited during normal working hours of affected tenants.

February 14, 2019

Parking:

Workers must allow tenants and the general public priority with regard to parking adjacent to buildings. Material and equipment deliveries must not disrupt traffic.

Smoking:

Smoking is not allowed at any time in any of our buildings.

Fire Alarms:

Property Managers must be notified 24 hrs prior to sounding alarms, so all tenants can be notified. Call TGC maintenance at (305) 817-4018 to silence alarms before testing. World Security at (305) 477-9640 handles maintenance of the alarm systems. It is the General Contractor’s responsibility to protect all existing devices and panels during construction.

Upon completion, submit:

1)	1 copy of Approved Fire Alarm plans to TGC.

2)	Email final CAD file for archiving.

3)	Submit 2 reduced copies (llxl7). Place one in fire alarm panel log book on site and one to TGC office.

Fire Protection:

Call TGC maintenance at (305) 817-4018 24 hrs prior to schedule draining the system and silencing the alarm.

Project Completion:

1.	There will be a walk-through and Punch List by TGC. Punch List must be completed within 2 weeks.

2.	Obtain a Certificate of Occupancy from Miami Lakes Building Department and forward to TGC.

3.	Submit a Contractor’s Affidavit and Final Releases for all major subcontractors and suppliers.

Contact Information:

1.	24-Hr. Security - Security Alliance Tel. (954) 529-3009.

2.	TGC Maintenance - Dulce Perez Tel. (305) 817-4018.

3.	TGC Construction Supervisor - Lester Debs Tel. (305) 817-4016; Fax. (305) 820-1655; Email: lester.debs@grahamcos.com

4.	TGC Property Manager: Melissa Massey Tel. (305) 817-4003; Fax. (305) 557-0313; Email: Melissa.massey@grahamcos.com

5.	Police Non-Emergency- (305) 476-5423

Revised 03/21/07

February 14, 2019

Exhibit “B-2”

AFFIDAVIT to ASSUME LIABILITY for DAMAGES
CAUSED by CONSTRUCTION

LESSEE shall be liable for all direct and incidental damages to existing facilities, premises and property caused by all employees, subcontractors and their employees, material and equipment supplier deliveries and their employees incurred as a result of construction activities.

LESSEE shall also assume all responsibility for protection and coordination of disruptions to the other tenants with The Graham Companies’ Construction/ Property Manager.

LESSEE also agrees to make every attempt possible to minimize the impact of all construction related activities on all neighboring tenants first and foremost.

LESSEE acknowledges that it has received a copy of “CONTRACTOR CONSTRUCTION GUIDELINES”, dated 3/21/07.

LESSEE:

LA ROSA REALTY GROUP, LLC, a Florida limited liability company

By:	DATE:

PRINT NAME:

TITLE:

February 14, 2019